Exhibit 99.1

For Immediate Release	News Release

For Details, Contact:

Karen Peck
Director, Marketing Communications
425-637-1643
karen.peck@click2learn.com

John Atherly
Investor Relations
(425) 637-1557
john.atherly@click2learn.com

CLICK2LEARN ANNOUNCES SECOND QUARTER 2003 RESULTS

Platform revenue up 25%; Earnings per share exceeds guidance

Bellevue, WA – Thursday, July 24, 2003 – Click2learn (NASDAQ: CLKS) today announced its results for the quarter ended June 30, 2003.

For the second quarter of 2003, Click2learn reported revenues of $8.1 million, up 7% from $7.6 million in the second quarter of 2002.  Revenue growth was primarily the result of the continued positive market reaction to the company’s award-winning Aspen Enterprise Productivity Suite™, which fueled a 25% increase in platform revenue to $6.9 million over $5.5 million in the second quarter of 2002.

Net loss for the second quarter was $826,000 or ($0.03) per share as compared to a net loss of $4.2 million or ($0.17) per share for the same period 2002.  The results were better than the company’s guidance of ($0.04) to ($0.05) per share.

“During the second quarter we booked 15 Aspen platform solutions at an average deal size in excess of $400,000 and ended the quarter with a backlog of approximately $12 million,” said Kevin Oakes, Chairman and CEO of Click2learn.  “We continue to expand Aspen within our current customer base, which now numbers over 400 platform customers.  We also continue to attract prominent new customers due to the comprehensiveness of our suite and the strength of the individual products.  Aspen is clearly a technology leader in the worldwide market for enterprise productivity platforms, and this superiority continues to resonate with corporate and government buyers.”

In the second quarter of 2003, many new and current customers purchased Aspen including BBC Worldwide, Creo, First Data Corporation,  Level 3, Medstar Health, Microsoft, US Army, Vodafone, and Wyeth, among others.

Since the beginning of the quarter, Click2learn announced several accomplishments that demonstrated the momentum Aspen has in the marketplace.  Those accomplishments included:

•                  Wins with Nestle, the University of Michigan, Rollins, Inc., the U.S. Air Force, Baker Hughes INTEQ and Centrelink, an Australian Government Services Organization.

•                  Click2learn continued to exhibit standards leadership in the field, recently announcing that Aspen is now SCORM certified – the only major platform in the industry to earn this important certification from the industry’s most widely recognized standards body.

•                  Click2learn also showed Aspen’s strong standards support through the announcement that the Advanced Distributed Learning Initiative (ADL), the original generator of the SCORM standard, has added the Aspen platform to its Co-Laboratories (Co-Labs) in an effort to better evangelize SCORM and the benefits of establishing a single standard for the learning industry.  The Co-Labs will use Aspen to launch, demonstrate, test, and evaluate SCORM content for government, educational, military and other organizations interested in deploying learning technologies and initiatives.

•                  Aspen was also recognized in the latest edition of the brandon-hall.com LMS report.  Following exhaustive evaluation of the Aspen LMS on a wide range of features and functionalities, the report concludes that “If you are looking for an enterprise-level system with built-in learning content management functionality already integrated, you should definitely add Aspen LMS (along with either the LCMS, VCS, or both) to your short list.”

•                  The company was also recognized as a Pioneer Of Innovation in enterprise learning, and praised for its industry leadership and commitment to learning product innovation as part of a study presented to the eLearning Forum in San Francisco.

“During the quarter, we also demonstrated investor confidence in the company by raising approximately $12 million in a private equity sale, involving several existing and new investors,” Oakes added.  “This additional capital fortifies our already solid financial structure.”

Equity Sale

On June 20, 2003, Click2learn sold 7,460,644 shares of common stock at $1.67 per share in a private placement transaction.  As part of that transaction Click2learn also sold warrants to purchase 2,611,225 shares of common stock at an exercise price of $1.90 per share.  The warrants were sold at a price of $0.13 per warrant share.  Click2learn also issued warrants for the purchase of an additional 373,032 shares to the placement agent on the same terms as the warrants issued to investors.  Net proceeds to the company after taking into account all estimated fees and expenses, but excluding the value assigned to warrants, are approximately $11.9 million and will be used for working capital purposes.  On July 23, 2003 Click2learn filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the resale of the common stock issued in the private placement (including those shares underlying the warrants) for resale by the investors.

Financial Guidance

Click2learn’s guidance for the third quarter of 2003 is a range of $7.8 - $8.4 million for revenue, and a loss of between $0.03 - $0.04 per share, with positive cash flows from operating activities.

Investor Conference Call

The live audio of the conference call will be accessible to the public at 2 pm PDT via Webcast at www.click2learn.com/investor, or via phone at (888) 368-4278 or at (706) 679-3154.  A replay of the conference call will be available via archived Webcast at the same URL and via phone through August 31, 2003 at (800) 642-1687or (706) 645-9291, ID number 1614481.

About Click2learn, Inc.

Click2learn (NASDAQ: CLKS) is the recognized leader in enterprise productivity solutions for Global 2000 organizations and government agencies seeking to improve business performance and workforce productivity. Using Click2learn’s Aspen Enterprise Productivity Suite™, many of the world’s best-known corporations improve sales force readiness, achieve and demonstrate regulatory compliance, improve speed and quality of customer service, and educate customers and partners, while at the same time realizing significant cost savings.  Click2learn’s clients include such industry leaders as  Accenture, American Airlines, Anheuser Busch, AT&T, Blue Cross/Blue Shield, Cendant, Fujitsu, Microsoft, New Horizons, Pfizer, the National Guard, The Thomson Corporation, Symantec and Vodafone.  Based in Bellevue, Wash., with offices throughout the U.S., Click2learn [www.click2learn.com, 800.448.6543] also is represented in Europe, Australia, Japan and India.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates” or similar expressions as well as statements of expected revenue, earnings or other financial guidance for any future period. For such statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include economic conditions generally and overall spending levels for technology and enterprise software, market acceptance of and continued demand for the Aspen platform and competing offerings, the ability to successfully implement Aspen for our customers and increase revenues from existing customers, the ability to successfully address technological developments and standards and the risk factors set forth in filings the Company has made with the SEC.  Click2learn, Aspen and ToolBook are trademarks of Click2learn.  All other company and product names are the trademarks of their respective owners.

CONTACT: Click2learn Inc.
Karen Peck, 425/637-1643
karen.peck@click2learn.com

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CLICK2LEARN, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$15,750	$3,586
Accounts receivable, net of allowance for returns and doubtful accounts of $861 in 2003 and $927 in 2002	9,458	10,785
Other	1,428	1,776
Total current assets	26,636	16,147
Property and equipment, net	1,015	1,214
Goodwill	2,877	2,877
Intangible assets, net	4,109	4,636
Other	589	599
Total assets	$35,226	$25,473

Liabilities and Stockholders’ Equity

Current liabilities	$12,205	$13,247
Total current liabilities	12,205	13,247
Noncurrent liabilities	222	—
Total liabilities	12,427	13,247

Stockholders’ equity	22,799	12,226
Total liabilities and stockholders’ equity	$35,226	$25,473

CLICK2LEARN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Platforms	$6,871	$5,518	$13,423	$10,936
Tools	784	1,236	1,558	2,495
Content services	474	848	1,148	1,481
Total revenue	8,129	7,602	16,129	14,912

Cost of revenue:
Platforms	1,476	1,480	3,050	3,054
Tools	133	287	258	682
Content services	445	652	1,017	1,307
Total cost of revenue	2,054	2,419	4,325	5,043

Gross margin	6,075	5,183	11,804	9,869

Operating expenses:
Research and development	1,913	2,404	3,397	4,685
Sales and marketing	3,499	4,831	7,177	9,263
General and administrative	1,411	1,435	2,751	3,038
Total operating expenses	6,823	8,670	13,325	16,986
Operating loss from continuing operations	(748)	(3,487)	(1,521)	(7,117)
Other income (expense)	(46)	(3)	(93)	13
Equity in losses in affiliate	(25)	(75)	(50)	(150)
Loss from continuing operations before income taxes	(819)	(3,565)	(1,664)	(7,254)
Income taxes	(7)	—	(17)	—
Loss from continuing operations	(826)	(3,565)	(1,681)	(7,254)
Loss from discontinued operations	—	(656)	—	(2,651)
Net loss	$(826)	$(4,221)	$(1,681)	$(9,905)

Amounts per share, basic and diluted:
Loss from continuing operations	$(0.03)	$(0.14)	$(0.07)	$(0.29)
Loss from discontinued operations	—	(0.03)	—	(0.11)
Net loss	$(0.03)	$(0.17)	$(0.07)	$(0.40)
Weighted average common shares outstanding, basic and diluted	25,757	24,271	25,288	24,235